Exhibit 10.1

February 26, 2022

Brice Hill
[Personal Address]

Dear Brice:

I am pleased to extend an offer of employment to you for the position of Senior Vice President, Chief Financial Officer, reporting to Gary Dickerson. We believe you will find great opportunity and professional challenge at Applied Materials, where you will contribute to the success of a world-class organization.

Your annual base salary will be $675,000, paid in accordance with the Company’s normal payroll cycle.

After 30 days of continuous employment with Applied Materials, you will receive a Sign-on and Retention Bonus payment of $2,000,000.  The bonus (less applicable payroll tax withholding and deductions) will be paid during the first payroll period after you have completed your first 30 days of employment with the Company.  This bonus is intended to compensate you for a portion of the compensation you will forfeit at your prior employer and to provide an incentive to complete at least 24 months of service (the “Retention Period”) with the Company.  In the event that you resign or Applied Materials terminates your employment for Cause before the completion of your Retention Period, you will be obligated to repay to the Company the Sign-on and Retention Bonus less any amount withheld by the Company for taxes at the time of such bonus payment, as follows: (i) full re-payment in case of resignation or termination of employment before the twelve (12) month anniversary of your hire date and (ii) pro rata re-payment in case of resignation or termination of employment after the twelve (12) month anniversary of your hire date but before completing the Retention Period, with the obligation reduced by 1/24 for each completed month of employment following your hire date.  “Cause” is defined in the Applied Materials Inc. Employee Stock Incentive Plan (“ESIP”). Such repayment will be due and owing to Applied Materials on your last day of work.

You will also participate in the Senior Executive Bonus Plan (“SEBP”) with a target payout of 135% of your base salary. Your participation for fiscal year 2022 will be prorated for the portion of the year you are employed by the Company. Actual payout under the SEBP will be at the sole discretion of the Human Resources and Compensation Committee (“HRCC”) and will be based on an evaluation of achievement of pre-determined financial and operational objectives and assessment of your individual performance. Generally, employees who leave the Company’s employment before the end of the fiscal year are not eligible for a bonus payout for that fiscal year.

Additionally, you will receive a New Hire Restricted Stock Unit (“RSU”) award with a grant-date value of $8,500,000. The grant date for this award will be the date you commence employment with Applied Materials. The number of RSUs underlying the award will be calculated by dividing the dollar amount specified above by the closing price of Applied Materials common stock on the grant date. The award will vest ratably over a three-year period, subject to your continued employment on each corresponding vesting date. The award will be granted under the terms and conditions of the ESIP and applicable stock award agreement. A stock award granted to you does not constitute a contract of employment and does not obligate the Company to retain you in its employ for any period.

Subject to your continuing employment in the position of Senior Vice President, Chief Financial Officer through the applicable grant date, and subject to the approval of the HRCC or its authorized delegate, you will be eligible for a fiscal year 2023 annual long-term incentive award with a grant-date value of no less than $4,250,000. This award will be subject to the terms and conditions of the ESIP and applicable award agreements and will generally reflect the provisions of the fiscal year 2023 long-term incentive program approved by the HRCC for Senior Vice Presidents of the Company.

In connection with your anticipated relocation to the San Francisco Bay Area in 2023, you will receive comprehensive relocation benefits under Applied’s standard relocation program. Program benefits are summarized in a separate document attached to this offer letter.

As part of the employment process, it is necessary for us to ask you to complete a number of forms. This offer of employment is contingent upon your ability to provide and maintain the following:
1)Proof of your identity and authorization to work in the United States;

2)A signed copy of the Employment Agreement and the offer letter to Applied Materials prior to the expiration date set forth in the offer letter; and

3)A signed copy of the U.S. Export Compliance Agreement. If you are not a United States citizen, United States permanent resident, or Canadian citizen, you may not be able to begin work at Applied Materials until such time as Applied Materials, in its sole discretion, has obtained a validated license authorizing your receipt of regulated company information; and

4)Disclosure of your participation on any boards of directors or in any outside business activities so that Applied Materials may evaluate whether such participation poses an actual or potential conflict of interest with any aspect of Applied Materials’ business.

5)This offer is made with the understanding that you will continue to comply with all prior employment agreements, and that you will not bring with you, use or disclose confidential or proprietary information belonging to any of your previous employers while employed by Applied Materials. You also agree to disclose to Applied Materials all ongoing contractual obligations to previous employers so that Applied may evaluate whether they will affect your ability to execute an Employment Agreement with Applied Materials.

If you agree to accept the terms of this offer letter and the attached Employment Agreement (which contains provisions pertaining to your employment, including protection of intellectual property, at-will employment status and arbitration), please sign both documents and return them by email to [**]@amat.com.

This offer will expire at 8 pm (Pacific Time zone) on March 4, 2022.

You will receive additional information regarding New-Hire Orientation and training upon receipt of your signed offer letter.

Sincerely,
Susan Winchester
SVP, Chief Human Resources Officer

I accept the employment offer as stated above.

Signature: /s/ Brice Hill

Date: March 3, 2022

Start Date: March 7, 2022